BodyTel Scientific Provides Update on GlucoTel Regulatory Status

Company expects CE Approval before year’s end

HENDERSON, Nev., October 29, 2007 - BodyTel Scientific, Inc. (OTCBB: BDYT), is pleased to announce significant progress with respect to securing both CE and FDA regulatory approvals for its GlucoTel System. Management now expects to be granted CE approval no later than December, 2007 with FDA approval anticipated in the second quarter of 2008.

BodyTel Scientific Inc. has appointed experienced suppliers and partners who have all previously undergone successful approval processes. Individual suppliers have been certified and BodyTel has already conducted a detailed risk analysis of the entire process and subsequent clinical trials as necessary in the approval process. “Upon receipt of CE approval, BodyTel will commence marketing and distributing its flagship product, GlucoTel, in Western Europe and the Middle East.” stated Stefan Schraps, CEO of BodyTel. FDA clinical studies are anticipated to begin shortly in the United States.

GlucoTel is a telemedical blood glucose monitoring and diabetes management system consisting of several components used together in an integrated process. The GlucoTel measurement device is a wireless blood glucose meter that electronically captures the blood sugar level and sends it via Bluetooth to the patient's mobile phone. The data is then sent automatically via text message or internet connection to the company’s web database ‘BodyTel Center’ at www.bodytel.com, where it is stored long-term.

The GlucoTel system strives to close the gap between the patient and caregiver.

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The GlucoTel system allows the user as is usual to measure the level of glucose in the blood

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The data is automatically relayed via BluetoothTM to the user’s mobile phone where it is stored and subsequently forwarded to a central internet database via mobile data transfer (internet connection or text message)

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Users have unique access to their profile on this central internet database where they can review their blood glucose history as well as take advantage of additional online functionalities like electronic diary, automatic test strip re-ordering programs and many more.

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Critically, the patient can grant database access to healthcare professionals or caregivers to enable them to remotely monitor their patient’s blood glucose levels and spot any deficiencies in their patient’s self-treatment at an earlier stage.

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On request, an automatic alarm by any electronic media (email, text message, fax, etc.) can be sent to a caregiver if a measurement falls below or rises above any pre-defined thresholds

About BodyTel

BodyTel Scientific Inc. is a German-American Telehealth company that specializes in telemedical monitoring and management systems for chronic illnesses.  The company combines their know-how in telecommunications, internet and medical technology to create new products and services for the changing needs of global health.

BodyTel products are designed not only to simplify home monitoring by patients, but also to ease the communication of 'measured body values' to healthcare professionals or other caregivers by bridging the gap between the patient and the caregivers instantaneously.

BodyTel’s products - GlucoTel, PressureTel and WeightTel are each at different stages of development and approval processes.

For further information, please visit www.bodytel.com

Forward-Looking Statements

Statements regarding the Company's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward-looking statements in this press release include that Management now expects to be granted CE approval no later than December, 2007 with FDA approval anticipated in the second quarter of 2008, Upon receipt of CE approval, BodyTel will commence marketing and distributing its flagship product, GlucoTel, in Western Europe and the Middle East.  FDA clinical studies are anticipated to begin shortly in the United States. Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent and FDA/CE filings may be rejected by the patent offices and regulators; other companies may discover and develop better or cheaper technologies that would render our products obsolete and we may not have sufficient funding to further develop and/or market our technology. Readers are directed to the BodyTel Scientific, Inc.'s reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed December 14, 2006 under our prior name Sellcell.net which outlined the company's current business for further information and factors that may affect BodyTel Scientific Inc.'s business and results of operations as well as the Company's form 10-KSB filed on December 15, 2006 and the Company's form 10-QSB filed on January 16, 2007. BodyTel Scientific Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

CONTACT:

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Investor Relations

David Zazoff

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BodyTel Scientific Inc.

Michaela Klinger

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press@bodytel.com

www.bodytel.com

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